Contact:	Thomas L. Tran
President and Chief Financial Officer
(954) 796-3664
ttran@careguide.com

CAREGUIDE SECURES $3.75 MILLION FINANCING

FOR WORKING CAPITAL PURPOSES

Coral Springs, FL (January 3, 2008) – CareGuide, Inc. (OTCBB:CGDE), a national disease and health care management company, today announced that it has entered into a stock purchase agreement with a group of institutional and individual accredited investors who are existing investors in CareGuide and who have agreed to provide up to $3.75 million in working capital in a private placement. Under the stock purchase agreement, CareGuide has agreed to sell shares of a newly designated series of preferred stock, each of which is convertible into five shares of common stock. On December 28, 2007, CareGuide issued an aggregate of 1,562,500 shares of preferred stock for the aggregate gross proceeds of $937,500, before offering expenses. At any time prior to April 1, 2008, subject to the terms of the purchase agreement, CareGuide, in its sole discretion, may cause the investors to purchase the remaining authorized shares of preferred stock on a pro rata basis. Among the investor group are two venture capital funds associated with the directors of CareGuide, as well as two directors of CareGuide in their individual capacities.

“We believe that this investment confirms our major shareholders’ belief in what CareGuide can accomplish. We have been retooling CareGuide’s operations, and we are ready to emerge as an innovator and leader in disease and care management. We believe that this capital infusion will allow CareGuide to execute its growth strategy for 2008, including the expected expansion of our Complex Care Management and One Care Street service lines,” stated Chris Paterson, CareGuide’s Chief Executive Officer.

According to Albert Waxman, Ph.D., Chairman of the Board of Directors of CareGuide and Chief Executive Officer of Psilos Group Managers, which is participating in the private placement, “The investor group believes CareGuide has redefined itself and, with some liquidity, can realize its 2008 growth objectives. This investment should allow the executive team to compete with larger companies in the disease and care management industry. We believe CareGuide has a superior product at a competitive price.”

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CGDE Secures $3.75 Million Financing for Working Capital Purposes

January 3, 2008

About CareGuide

Headquartered in Coral Springs, Florida, CareGuide delivers health optimizing solutions that represent the next generation of disease management. CareGuide distinguishes itself by combining high human touch with sharply focused technology to identify, engage, and help individuals in need – the Company’s focus is to find more, miss fewer, and help better. Because of its unique One Care Street® approach, CareGuide can identify an unprecedented two-thirds of the next group of near-term high utilizers of medical services, providing the opportunity to impact the medical trend of the entire population in a health plan or employer group. Visit www.careguide.com for more information.

This release contains information about the Company’s future capital resources, management's view of the Company's future expectations, financial results, plans and prospects, including its expected growth, future sales and marketing success and product offerings, that constitutes forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, the satisfaction of the conditions of the stock purchase agreement, the acceptance of the Company’s product offerings in the marketplace and management’s ability to execute its growth strategy, as well as other factors that are discussed in the Company’s Transition Report on Form 10-KSB for the nine months ended December 31, 2006, filed with the SEC on April 17, 2007, the Company’s Forms 10-Q for the three months ended March 31, 2007, June 30, 2007, and September 30, 2007, filed with the SEC on May 15, 2007, August 14, 2007, and November 13, 2007, respectively, as well as other documents the Company files with the SEC.

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